Exhibit 6

[Translation]

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

April 26, 2013

Company Name:	Furukawa-Sky Aluminum Corp.

Representative:	Mitsuru Okada President and Chief Executive Officer

Share Code:	5741, First Section, Tokyo Stock Exchange

Inquiries:	Ryu Sawachi General Manager, Public and Investors Relations Department
Telephone +81-3-5295-3800

Company Name:	Sumitomo Light Metal Industries, Ltd.

Representative:	Shigenori Yamauchi President

Share Code:	5738, First Section, Tokyo Stock Exchange and Osaka Stock Exchange

Inquiries:	Atsushi Sakaue General Manager, Treasury Department
Telephone +81-3-3436-9771

Final Agreement regarding Business Integration between Furukawa-Sky Aluminum

Corporation and Sumitomo Light Metal Industries, Ltd.

Furukawa-Sky Aluminum Corp. (“FSA”) and Sumitomo Light Metal Industries, Ltd. (“SLM”; FSA and SLM collectively, the “Companies,” and each individual as, a “Company”) jointly announced today that, having agreed to a business integration with October 1, 2013 as the effective date (scheduled) (the “Business Integration”) and executed a Basic Integration Agreement, with the spirit of their relationship being based on equality, as announced in “Execution of Basic Integration Agreement between Furukawa-Sky Aluminum Corporation and Sumitomo Light Metal Industries, Ltd.” dated August 29, 2012 (the “August 29, 2012 Announcement”), the Companies have reached final agreement on the Business Integration and executed the Merger Agreement.

The Business Integration is scheduled to be conducted after obtaining approval for the Merger Agreement at the Ordinary Shareholders’ Meetings of both FSA and SLM to be respectively held in late June 2013.

The implementation of the Business Integration is subject to the approval and permission of the relevant authorities including relevant authorities outside Japan, and shareholder approval at the respective shareholders’ meetings of the Companies.

1.	Objectives and Background of the Business Integration

(1)	Objectives of the Business Integration

As announced in the August 29, 2012 Announcement, the Companies will, through the Business Integration, seek synergies by combining the resources/assets that each has built up, including their advanced technical skills, quality/cost management, responsiveness to customer needs, and product development capabilities, and aim to strengthen their competitiveness and corporate structure within the aluminum rolling market.

By concentrating their collective effort and realizing these objectives at an early stage, the Companies plan to not only strengthen their foundation in the domestic aluminum rolling business, but rapidly proceed to: accelerate globalization; manage new growth/development areas in the fields where future expansion is expected, such as environmental/energy; and respond to significantly increased demand for aluminum rolling products in emerging markets, including Southeast Asia, and the Companies aim to become a “major aluminum company with global competitiveness” with an irrefutable presence in the global market. The newly consolidated company will pursue the hidden potential of the young metal — aluminum, realize an environmental and ecological society, play a part in the success of our customers and a more enriching future, and contribute to the future growth and development of Japanese and global economies.

(2)	Background of the Business Integration

The environment surrounding the aluminum rolling business has rapidly transformed in recent years, and is currently in a harsh situation as described below:

(i)	Decrease in demand for aluminum rolling products within Japan due to population decrease/aging population;

(ii)	Contraction of demand for aluminum rolling products within Japan due to relocation of manufacturing bases overseas by customers;

(iii)	Increased competition with major overseas aluminum rolling companies in the East Asia region; and

(iv)	the rise of new aluminum rolling manufacturers in the East Asia region, including Chinese and Korean manufacturers.

In light of the circumstances surrounding the aluminum roll business, the Companies has reached its limits mainly in making capital investments to improve product quality or decreasing internal costs to deal with discount requests from customers; it has become necessary to improve the cost structure radically by efficiently utilizing management resources and securing economy of scale. Further, competition with overseas major aluminum rolling companies, or new aluminum rolling manufacturers from the East Asian region – including Chinese and Korean manufacturers – has increasingly grown fiercer. In light of this competitive environment, it is essential to strengthen significantly the business foundation through the Business Integration, and seeking continual growth will serve as the basis for corporate survival.

(3)	Purpose of the Business Integration

(i)	Active global expansion in new growth areas/emerging markets

We aim to solidify management resources/assets, including technology, personnel, and funds by significantly strengthening the business foundation through the Business Integration, securing economy of scale, and creating a synergy effect. This will enable active global expansion in new growth areas/merging markets – which is difficult to do alone – and will secure continual corporate growth.

(ii)	Improvement in Corporate Value

The Business Integration will strengthen the corporate foundation of the newly merged company. This will make it possible to actively invest in research and development/infrastructure, etc. in order to provide not only products of the highest quality, but new products as well. It will also make it possible to construct a global supply structure for the customers’ overseas expansions. By providing customers with excellent product quality and excellent service through the above, we can realize increased profits for customers, aim to improve corporate value and receive high evaluation from all of our shareholders.

(iii)	Manifestation of the Business Integration Effect

We will investigate the quantitative effect of the business investigation going forward.

We expect the following qualitative effect from the Business Integration:

•	Cost reduction through optimal production allocation and consolidation;

•	Expansion through promotion of global operation;

•	Improvement of new product development and technical production ability by consolidating and centralizing technology; and

•	Efficient utilization of management resources by consolidating/eliminating overlapping facilities.

2.	Outline of the Business Integration

(1)	Method of the Business Integration

The Companies will conduct the Business Integration by an absorption-type merger (kyushu gappei) (the “Merger”). The Business Integration will be conducted based on the spirit of equality; however, due to the procedures of the Merger, FSA will be the surviving company (kyushu gappei sonzoku kaisha) and SLM will be the absorbed company (kyushu gappei shoumetsu kaisha).

(2)	Schedule of the Merger

Resolution at Board of Directors’ Meeting to Approve the Basic Integration Agreement (both Companies)	August 29, 2012

Execution of Basic Integration Agreement (both Companies)	August 29, 2012

Record date for General Shareholders Meeting	March 31, 2013

Resolution at Board of Directors’ Meeting to Approve the Merger Agreement (both Companies)	April 26, 2013

Execution of Merger Agreement (both Companies)	April 26, 2013

Ordinary Shareholders’ meeting to approve the Merger Agreement (FSA)	End of June 2013 (scheduled)

Ordinary Shareholders’ meeting to approve the Merger Agreement (SLM)	End of June 2013 (scheduled)

Final Trading Date (SLM)	September 25, 2013 (scheduled)

Share De-Listing Day (SLM)	September 26, 2013 (scheduled)

Date of Merger (effective date)	October 1, 2013 (scheduled)

The implementation of the Business Integration is subject to the approval and permission of the relevant authorities including relevant authorities outside Japan, and shareholder approval at the respective shareholders’ meetings of the Companies; furthermore, the above dates are subject to change upon discussion between both Companies if necessary during the course of procedures for the Business Integration or for any other reason.

(3)	Allotment of shares under the Merger

	FSA (Surviving Company)	SLM (Absorbed Company)
Allotment of shares under the Merger (Merger ratio)	1	0.346

(Note 1)

The number of FSA shares expected to be delivered under the Merger: 201,191,323 shares (scheduled).

The number of FSA shares to be delivered upon the Merger may be changed in the future due to changes in the number of treasury shares of SLM, etc.

(Note 2)	FSA will deliver FSA shares by allotment to each shareholder who is entered or recorded in the last shareholders’ register of SLM as of the day preceding the effective date of the Merger in the ratio of 0.346 FSA shares to one SLM share held by each shareholder (except for shares relating to a Share Purchase Demand under Article 785, Section 1 of the Companies Act of Japan). However, no shares will be allotted as a result of the Merger with respect to treasury stock (61,053 shares as of December 31, 2012) held by SLM.

(Note 3)	Upon the Merger, Shareholders who currently hold less than 2,891 SLM shares are expected to hold only FSA shares less than one unit (less than 1,000 shares) and will not be able to sell shares less than one share unit at the Tokyo Security Exchange. Shareholders who will hold SLM shares less than one share unit are able to utilize the procedures for buy-back of shares less than one share unit (procedure whereby FSA purchases the shares less than one share unit from you) pursuant to Article 192, Section 1 of the Companies Act of Japan.

(Note 4)	To those shareholders of SLM who are to receive, as a result of the Merger, an allotment of a fraction of less than one share of FSA, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act of Japan and other applicable laws and regulations.

(Note 5)	There has been no change in the calculation basis and calculation process of the merger ratio, relationship with financial advisors, likelihood of and reasons for delisting (SLM is scheduled to be delisted on September 26, 2013 in accordance with the delisting standards of each stock exchange), measures to ensure fairness, and measures to avoid conflicts of interest which were announced in the August 29, 2012 Announcement. The Companies, comprehensively taking into account such factors as the financial position, positions of assets, future business and performance prospects, and stock price performance of each Company since August 29, 2012, have made a final determination of the merger ratio agreed upon in the Basic Integration Agreement dated August 29, 2012 as the merger ratio for the Merger.

(4)	Handling of share options and bonds with share options associated with the Merger SLM has not issued any share options or bonds with share options.

4.	Corporate Profiles of the Companies that are Parties to the Merger

		Surviving Company	Absorbed Company

(1)	Corporate Name	Furukawa-Sky Aluminum Corp.	Sumitomo Light Metal Industries, Ltd.

(2)	Head Office	4-14-1 Sotokanda, Chiyoda-ku, Tokyo	5-11-3, Shimbashi, Minato-ku, Tokyo

(3)	Name and Title of Representative	President: Mitsuru Okada	President: Shigenori Yamauchi

(4)	Principal Business	Manufacture and sales of aluminum and aluminum alloy rolling products, casting products, forged products, and processed products of them.	Manufacture and sales of rolling products of nonferrous metals, including aluminum and copper, and alloys, and processed products of them.

(5)	Capital	16,528 million yen (as of March 31, 2012)	28,459 million yen (as of March 31, 2012)

(6)	Date of Incorporation	October 1, 2003	August 24, 1959

(7)	Number of Shares Issued	227,100,000 shares (as of March 31, 2012)	581,538,867 shares (as of March 31, 2012)

(8)	Fiscal Year End	March 31	March 31

(9)	Number of Employees	(Individually) 1,959 (Consolidated) 3,644 (as of March 31, 2012)	(Individually) 1,522 (Consolidated) 4,536 (as of March 31, 2012)

(10)	Major Customers	Marubeni Metals Corporation Toyo Seikan Kaisha, Ltd. Showa Aluminum Can K.K.	Sumitomo Corporation Sumikeisho Corporation Sumikin Bussan Corporation

(11)	Major Banking Partners	Mizuho Corporate Bank, Ltd. The Norinchukin Bank The Bank of Tokyo Mitsubishi UFJ, Ltd.	Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited Aozora Bank, Ltd.

(12)	Majority Shareholders and Associated Shareholdings	Furukawa Electric Co., Ltd.	53.00%	Sumitomo Metal Industries, Ltd. (currently NIPPON STEEL & SUMITOMO METAL CORPORATION)	9.32%
		Nippon Steel Corporation (currently NIPPON STEEL & SUMITOMO METAL CORPORATION)	8.23%	Sumitomo Corporation	5.44%
		Japan Trustee Services Bank, Ltd. (Investment Trust Account)	4.64%	Sumitomo Mitsui Banking Corporation	3.64%
		The Master Trust Bank of Japan, Ltd. (Investment Trust Account)	3.32%	Japan Trustee Services Bank, Ltd. (Investment Trust Account)	3.11%
		Furukawa-Sky Employee Stock Ownership Plan	2.07%	Sumitomo Trust & Banking Corporation (Currently: Sumitomo Mitsui Trust Bank, Limited	2.64%
		Japan Trustee Services Bank, Ltd. (trust account 9)	1.10%	The Master Trust Bank of Japan, Ltd. (Investment Trust Account)	2.38%
		Marubeni Corporation	1.00%	Sumitomo Light Metals Kyoeikai	1.96%
		Mitsui & Co., Ltd.	1.00%	NOMURA ASSET MANAGEMENT U.K.LIMITED SUB A/C EVERGREEN NOMINEES LTD.	1.48%
		Mellon Bank, N.A. as Agent for its Client Mellon Omnibus US Pension	0.78%	Sumitomo Life Insurance Company	1.36%
		CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	0.41%	Sumitomo Metal Mining Co., Ltd.	1.07%
		(as of March 31, 2012)		(as of March 31, 2012)

(13)	Related Interests

Capital Ties	No important capital ties.

Personnel Ties	No important personnel ties.

Business Ties	No important business ties.

Status as a Related Party	Each Company is not a related party to the other Company, as well as affiliated persons and affiliated companies thereof.

(14)	Operating Results and Financial Situation of Recent Three Years

Fiscal Year	FSA (consolidated)			SLM (consolidated)
	Fiscal Year Ended March 2010	Fiscal Year Ended March 2011	Fiscal Year Ended March 2012	Fiscal Year Ended March 2010	Fiscal Year Ended March 2011	Fiscal Year Ended March 2012
Consolidated Net Assets	59,617	69,907	71,179	28,600	35,267	53,261
Consolidated Total Assets	200,176	217,878	212,998	309,897	306,649	322,150
Consolidated Net Assets Per Share (yen)	260.39	305.44	310.82	64.18	79.99	90.11
Consolidated Sale Amount	185,588	207,223	193,972	233,530	259,476	258,926
Consolidated Business Profit	572	12,338	6,360	5,208	15,595	12,349
Consolidated Ordinary Profit	r660	11,680	6,411	3,017	11,466	10,184
Consolidated Net Profit of Present Financial Year	r770	11,968	3,540	r6,480	7,189	8,298
Consolidated Net Profit of Present Financial Year Per Share (yen)	r3.39	52.70	15.59	r15.95	16.64	14.95
Dividend Per Share (yen)	2.00	6.00	6.00	—	—	1.50

(Unit: 1 million yen, unless otherwise noted.)

5.	Status After Merger

Surviving Company
(1)	Corporate Name	Kabushiki Kaisha UACJ (“UACJ Corporation” in English)

(2)	Head Office	1-7-2 Otemachi, Chiyoda-ku, Tokyo

(3)	Name and Title of Representatives	Chairman and CEO: Shigenori Yamauchi President and CEO: Mitsuru Okada We will implement a Co-CEO Structure

(4)	Principal Business	Manufacture and sales of rolling products, casting products, forged products and processed products of nonferrous metals, including aluminum and copper, and alloys thereof.

(5)	Capital	45,000 million yen

(6)	Fiscal Year End	March 31

(7)	Net Assets	Not yet determined at this time.

(8)	Total Assets	Not yet determined at this time.

6.	Overview of Accounting Treatment

With respect to the accounting treatment of the Merger, the plan is to adopt the Accounting Standards for Business Combinations (ASBJ Statement No. 21) and the Implementation Guidance on Accounting Standards for Business Combinations and Business Divestitures (ASBJ Guidance No. 10), and use the purchase method making FSA the acquiring company.

The amount of goodwill associated with the Merger has not yet been determined at this moment and will be disclosed as soon as they are determined.

7.	Future Outlook

The outlook for the new company’s business following the Merger, the impact of the Merger on the company’s business performance, and other pertinent information will be provided as soon as they are available.

End of Document

Note Regarding Forward-looking Statements

This document includes “forward-looking statements” regarding the outcome and result of the Business Integration between FSA and SLM. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and judgments of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual performance, achievements or financial position of one or both of the Companies (or the post-transaction group) to be materially different from any future performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the post-transaction group) in their subsequent domestic disclosures in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1) economic and business conditions in and outside Japan;

(2) changes in supply and demand of aluminum and copper materials, raw material costs and exchange rates;

(3) changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;

(4) changes in the value of assets (including pension assets), such as marketable securities and investment securities;

(5) changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;

(6) rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;

(7) interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8) the Companies being unable to complete the Business Integration; and

(9) difficulties in realizing the synergies and benefits of the post-transaction group.